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                                                                     Exhibit 5.1

                          Opinion of D'Ancona & Pflaum



                                    June 10, 1997



Corcom, Inc.
844 East Rockland Road
Libertyville, IL 60048

Gentlemen:

     In connection with the proposed registration under the Securities Act of 1933, as amended, by Corcom, Inc., an Illinois corporation (the "Company"), on Form S-8 of 170,000 shares of its Common Stock, no par value (the "Shares"), issuable upon exercise of stock options under the Company's 1997 Key Employees' Incentive Stock Option Plan (the "Plan"), we hereby advise you that as general counsel for the Company we have examined the original or certified copies of the Articles of Incorporation of the Company and all amendments thereto, the By-Laws of the Company, as amended, the minute books of the Company, and such other documents and records as we have deemed necessary for the purposes of this opinion.

     Based upon such examination, it is our opinion that:

     1. The Company is a validly organized and existing corporation under the laws of the State of Illinois.

     2. The Shares are duly authorized and, when issued upon the exercise of stock options pursuant to the terms of the Plan, will be legally issued, fully paid and non-assessable.

                                    Very truly yours,

                                    D'ANCONA & PFLAUM



                                    By:  /s/ Merrill A. Freed
                                         ------------------------
                                         Merrill A. Freed